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                                                                     Exhibit 2.2


                                CLOSING AGREEMENT


                  THIS AGREEMENT dated as of November 30, 1998 is made and entered into by and between APOGEE ENTERPRISES, INC., a Minnesota corporation ("Seller"), and COMPUDYNE CORPORATION, a Nevada corporation ("Purchaser").

                  WHEREAS, Seller and Purchaser have entered into the stock purchase agreement dated November 10, 1998 (the "Stock Purchase Agreement") pursuant to which Seller will sell to Purchaser all of the outstanding capital stock of Norment Industries, Inc., a Delaware corporation ("Norment"), and Norshield Corporation, an Alabama corporation ("Norshield" and each of Norment and Norshield is herein individually referred to as the "Company" and collectively as the "Companies");

                  WHEREAS, on this date Seller and Purchaser are effecting the transactions contemplated by the Stock Purchase Agreement, but desire to have consummation of such transaction effective as of November 28, 1998 which is the fiscal month end for Seller and the Companies; and

                  WHEREAS, in connection with consummation of the transactions contemplated by the Stock Purchase Agreement, the parties wish to confirm certain agreements and.
I.
                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Definitions. Terms defined in the Stock Purchase Agreement are used herein as therein defined.

                  2. Effective Date. Consummation of the transactions contemplated by the Stock Purchase Agreement shall be deemed to have been effective as of November 28, 1998. The Stock Purchase Agreement is hereby amended to provide that the term "Closing Date" shall mean November 28, 1998.

                  3. Distribution of Excluded Assets. Each of the Companies has duly adopted corporate resolutions distributing to Seller (in partial satisfaction of inter-company debt or, if the debt has been fully discharged, as a dividend) all of the Excluded Assets as of November 28, 1998 which is the Closing Date. Copies of such corporate resolutions are attached hereto as Exhibit A (the "Companies Resolutions'). Certain of the Excluded Assets as of November 28, 1998, including Cash, will not be finally determined until after the Closing. Purchaser agrees that the Companies Resolutions will not be modified after Closing and agrees to cause the Companies to make the transfers and distributions contemplated by the Companies Resolutions as soon as reasonably practicable after the Closing to the extent such transfers and distributions were not made prior to the Closing.
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                  4. Transferred Projects. Exhibit A attached hereto is the
definitive list of the Transferred Projects as of the Closing Date, including projects for which bids are outstanding as of the Closing Date if such bids are accepted or awarded. Within ten (10) business days after the date hereof, the parties hereto may mutually agree to modify Exhibit A in the event there are any errors therein.

                  5. Balance Sheet as of November 28, 1998. As soon as reasonably practicable after the Closing but not later than ten (10) Business Days, Seller will prepare a draft of the balance sheet as of November 28, 1998 under the Administrative Services Agreement.

                  6. Outstanding Checks. To the extent any checks issued by Norment or Norshield prior to the Closing Date have not cleared as of the Closing Date, Seller will provide funds to the accounts on which such checks are drawn sufficient to honor such checks, said accounts constituting Excluded Assets.

                  7. Penta Contract. As soon as reasonably practicable after the date hereof, the parties shall cause the contract for the Penta System for the Enterprise Resource Planning System to be separated between Harmon, Ltd. on the one hand, and Norment and Norshield, on the other hand.

                  8. Amendment to Stock Purchase Agreement. The parties agree that this Agreement constitutes an amendment and supplement to the Stock Purchase Agreement.

                  9. Miscellaneous. The provisions of Article IX of the Stock Purchase Agreement are hereby incorporated by reference into this Agreement, except for Sections 11.02 through 11.06 and 11.13.
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                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each party hereto as of the date first above written.

                              SELLER:

                              APOGEE ENTERPRISES, INC.


                              By: /s/
                                  ------------------------------------------
                                  Robert G. Barbieri
                                  Vice President and Chief Financial Officer

                              PURCHASER:

                              COMPUDYNE CORPORATION


                              By: /s/
                                  ------------------------------------------
                                  Martin A. Roenigk
                                  Chairman and Chief Executive Officer